P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
February 28, 2020		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. ANNOUNCES SHARE REPURCHASE PROGRAM
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MARIETTA, Ohio - Peoples Bancorp Inc. ("Peoples") (NASDAQ: PEBO) today announced that on February 27, 2020, the Peoples Board of Directors authorized a new share repurchase program authorizing Peoples to purchase, from time to time, up to an aggregate of $40 million of its outstanding common shares. This new program replaces the prior share repurchase program approved by the Board of Directors on November 3, 2015, which had authorized Peoples to purchase up to an aggregate of $20 million of its outstanding common shares and was terminated on February 27, 2020, with an aggregate of $6.3 million of Peoples common shares having been purchased through the termination date.
“We believe this expanded share repurchase program is an important part of our capital allocation strategy, and demonstrates our confidence in Peoples’ long-term potential and our commitment to delivering shareholder value,” said Chuck Sulerzyski, Peoples’ President and Chief Executive Officer.
Repurchases under the new share repurchase program may be made through open market or privately negotiated transactions at such times and in such amounts as the authorized officers of Peoples deem appropriate, subject to market conditions, regulatory requirements, any limitations under the contractual requirements of Peoples or Peoples’ subsidiaries and other factors. The share repurchase program does not obligate Peoples to repurchase any particular amount of common shares, and may be suspended or discontinued at any time without notice. Repurchases of common shares under the share repurchase program will be made using Peoples’ own cash resources and any common shares repurchased are expected to be held as treasury shares. The repurchase program has no time limit. Peoples had approximately 20,745,295 common shares outstanding on February 27, 2020.
Peoples Bancorp Inc. is a diversified financial services holding company with $4.4 billion in total assets, 88 locations, including 77 full-service bank branches, and 85 ATMs in Ohio, Kentucky and West Virginia. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples' common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of U.S. publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.